SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   December 4, 2008

Obagi Medical Products, Inc.

(Exact name of registrant as specified in its charter)

001-33204
(Commission File Number)

Delaware	22-3904668
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

3760 Kilroy Airport Way, Suite 500, Long Beach, CA 90806
 (Address of principal executive offices, with zip code)

(562) 628-1007
(Registrant’s telephone number, including area code)

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see  General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

On December 4, 2008, OMP, Inc. ("OMP") and Rohto Pharmaceutical Co., LTD ("Rohto") entered into an Amendment and Addendum to its Know-How and Trademark License Agreement (the "Amendment").  This Amendment amends the original Know-How and Trademark License Agreement dated September 13, 2002 ("Original Agreement").

The Amendment extends the term of the Original Agreement for nine years to December 4, 2017 and  amends the Territory (as defined) to areas outside Japan, subject to separate written agreement(s) to be developed.  The Channel (as defined) has been expanded to include department stores, including mail-order and internet activities to support such expansion, provided that the parties complete a joint development plan.  The parties have also agreed to work together to up-brand the Obagi products sold in the various channels and work cooperatively on messaging, branding and product imaging.  Under the Amendment, OMP has also agreed to provide Rohto with an exclusive royalty bearing license to sell and/or manufacture certain products developed by OMP, Rohto or jointly developed by OMP and Rohto.

Item 1.01 Entry into a Material Definitive Agreement.

On December 4, 2008, OMP and Rohto entered into a License and Supply Agreement (the "Agreement") whereby OMP granted Rohto an exclusive right to manufacture, market and sell OMP’s BiMineral Collagen and Elastin enhancing products in all channels (other than the aesthetic and spa channels) in Japan.  Rohto also has the right to develop improvements to such products or new products related to the products.  The initial term of the Agreement is for five years, through December 4, 2013, with an optional five year extension and calls for certain annual sales volume and expense commitments on behalf of Rohto.   If such commitments are not met, OMP shall have the right to terminate the Agreement or render it non-exclusive.

As consideration for the exclusive license, Rohto shall pay a development fee to OMP over a five-year period as well as quarterly royalty fees based on product sales.  The royalty rate is scaled over the term of the Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OBAGI MEDICAL PRODUCTS, INC.

Date: December 9, 2008	By:	/s/ PRESTON S. ROMM
Preston S. Romm
Chief Financial Officer